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Ron Sinclair	Mike Gaither
American Tire Distributors	American Tire Distributors
(704) 632-7150	(704) 632-7110
rsinclair@americantiredistributors.com	mgaither@americantiredistributors.com

For Immediate Release

American Tire Distributors Posts Strong Third Quarter Results

Third Quarter Sales Increase 4.2%

Charlotte, N.C. (November 12, 2003) – American Tire Distributors, Inc., a nationwide distributor of tires, wheels and automotive accessories, today announced its operating results for the quarter ended September 27, 2003. The Company’s third quarter net income increased to $5.5 million from $3.3 million in the third quarter of 2002 for a gain of 66% above last year’s results. Consolidated net sales for the third quarter improved 4.2% or $11.8 million to $291.9 million versus $280.1 million during the same period of 2002.

“We posted strong third quarter results, despite a very competitive replacement market,” said Richard P. “Dick” Johnson, Chairman and Chief Executive Officer of American Tire Distributors. “We will continue to focus on delivering excellent service and exceptional value to our customers. Our customers recognize the advantage our business model provides to them, as they strive to build their retail business.”

Selling, general and administrative expenses increased by $0.5 million, primarily due to increased business activity during the period.

The Company evaluates performance based on several factors, of which the primary financial measure is earnings from continuing operations before interest, taxes, depreciation and amortization and gain on repurchase of Series D Senior Notes (“EBITDA”). EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. Despite the slight rise in selling, general and administrative expenses, EBITDA continued its significant improvement. EBITDA from continuing operations increased $2.0 million to $13.8 million in the third quarter of 2003 compared to $11.8 million in the third quarter of 2002.

The following table is a reconciliation of income from continuing operations to EBITDA:

	For the Quarters Ended		For the Nine Months Ended

	Sept. 27,	Sept. 28,	Sept. 27,	Sept. 28,
	2003	2002	2003	2002

	in thousands		in thousands

Income from continuing operations	$5,519	$3,363	$10,892	$34,818
Interest expense	3,110	4,153	10,796	14,761
Provision for income taxes	3,678	2,241	7,260	23,213
Depreciation and amortization of other intangibles	1,490	2,078	4,920	6,228
Gain on repurchase of Series D Senior Notes	—	—	—	(49,759)

EBITDA	$13,797	$11,835	$33,868	$29,261

For the nine months that ended September 27, 2003 consolidated net sales increased by $26.0 million to $835.2 million from $809.2 million for the same period in 2002. American Tire Distributors reported net income of $10.9 million for the nine months ended 2003 compared to net income of $34.5 million for the first nine months of 2002. The nine-month period ending September 28, 2002 included a $29.9 million net gain on repurchase of the Company’s Series D Senior Notes transacted March 27, 2002.

Overall, selling, general and administrative expenses decreased by $0.8 million for the nine-month period ending September 27, 2003. As a result of increased sales and reduced operating costs, EBITDA increased for the same period to $33.9 million versus $29.3 million for the first nine months of 2002.

“Through the first three quarters of 2003, we have been able to outpace the growth rate of the market,” said Johnson. “We have focused on providing excellent service to our customers, while refining our internal efficiency. This combination has driven our growth, both in terms of sales and profitability for the Company.”

About American Tire Distributors

American Tire Distributors is one of the nation’s largest independent suppliers of tires to the replacement tire market. It operates 62 distribution centers servicing 35 states. The Company is focused on helping independent tire dealers compete with larger retailers by offering the most complete, coast-to-coast selection of tires, wheels and related products and value-added services. American Tire Distributors employs more than 200 people in its Charlotte-area headquarters, distribution center and regional hub and 1,900 employees across its nationwide distribution center network.